Exhibit 99.1


Footnote 6:

New Mountain Vantage Advisers, L.L.C. may be deemed to beneficially own (pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder) an aggregate of 5,622,692 Common Units of Limited Partner Interests ("Common Units") that are owned by New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P., New Mountain Vantage HoldCo Ltd. and New Mountain Vantage (California) II, L.P.

New Mountain Vantage GP, L.L.C. may be deemed to beneficially own (pursuant to Section 13(d) of the Exchange Act and the rules thereunder) an aggregate of 4,302,100 Common Units that are owned by New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P. and New Mountain Vantage (California) II, L.P.

New Mountain Vantage (Cayman) Ltd. may be deemed to beneficially own (pursuant to Section 13(d) of the Exchange Act and the rules thereunder) 1,320,592 Common Units that are owned by New Mountain Vantage HoldCo Ltd.

Mr. Klinsky may be deemed to beneficially own (pursuant to Section 13(d) of the Exchange Act and the rules thereunder) an aggregate of 5,622,692 Common Units that are owned by New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P., New Mountain Vantage (Cayman) Ltd. and New Mountain Vantage (California) II, L.P.

Each of the reporting persons disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein.